Exhibit 2.1

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement, dated as of January 7, 2005, shall serve to amend the Purchase Agreement (the “Agreement”), dated as of October 14, 2004, by and among PNGI Pocono Corp, a Nevada corporation, PNGI, LLC, a Nevada limited liability company, and The Mohegan Tribal Gaming Authority, an instrumentality of the Mohegan Tribe of Indians of Connecticut.  All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.             The undersigned parties hereby agree to amend Section 2 of the Agreement to provide that Closing shall take place no later than February 11, 2005, at the place and time set forth in the Agreement.

2.             All other provisions of the Agreement shall remain in full force and effect.

ACCEPTED AND AGREED:

PNGI POCONO, CORP.		PNGI, LLC
By: PNGI Pocono, Corp., its sole member

By:	/s/ Kevin DeSanctis	By:	/s/ Kevin DeSanctis
	Kevin DeSanctis		Kevin DeSanctis
	President		President

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/William J. Velardo
Name: William J. Velardo
Title: CEO